Exhibit 99.1

EXCERPT FROM PRELIMINARY PROSPECTUS SUPPLEMENT

Preliminary Fourth Quarter and Fiscal 2022 Results

Set forth below are certain estimated preliminary unaudited financial results and other data for the fourth quarter ended December 31, 2022 and the corresponding period of the prior fiscal year, as well as fiscal year ended December 31, 2022 and the corresponding period of the prior fiscal year. Our unaudited interim consolidated financial statements for the fourth quarter ended December 31, 2022 and fiscal year ended December 31, 2022 are not yet available. These ranges are based on the information available to us as of the date of this prospectus. These are forward-looking statements and may differ from actual results. We have provided ranges, rather than specific amounts, because these results are preliminary and subject to change. Our actual results may vary from the estimated preliminary results presented below due to the completion of our financial closing and other operational procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter ended December 31, 2022 and fiscal year ended December 31, 2022 are finalized.

These estimates should not be viewed as a substitute for our full interim or annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Accordingly, you should not place undue reliance on this preliminary data. See the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimated ranges of our financial and other data presented below and the actual financial and other data we will report for the fourth quarter ended December 31, 2022 and fiscal year ended December 31, 2022.

The estimated preliminary financial results for the fourth quarter ended December 31, 2022 and fiscal year ended December 31, 2022 have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm, Marcum LLP, has not audited, reviewed, compiled or performed any procedures with respect to the estimated preliminary financial results. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

For the fourth quarter ended December 31, 2022, we expect:

●	Revenue to be between $21 million and $23 million, as compared to revenue of approximately $8 million for the fourth quarter ended December 31, 2021, an increase of approximately 175% at the midpoint.

●	Gross profit to be between $6 million and $7 million, as compared to gross profit of $1.4 million for the fourth quarter ended December 31, 2021, an increase of approximately 364% at the midpoint.

●	Adjusted EBITDA to be between $(18) million and $(15) million, as compared to adjusted EBITDA of $(9) million for the fourth quarter ended December 31, 2021, an increase of approximately (83)% at the midpoint.

For the fiscal year ended December 31, 2022, we expect:

●	Revenue to be between $60 million and $62 million, as compared to revenue of $21 million for the fiscal year ended December 31, 2021, an increase of approximately 190% at the midpoint.

●	Gross profit to be between $14 million and $15 million, as compared to gross profit of $3 million for the fiscal year ended December 31, 2021, an increase of approximately 383% at the midpoint.

●	Adjusted EBITDA to be between $(64) million and $(61) million, as compared to adjusted EBITDA of $(33) million for the fiscal year ended December 31, 2021, an increase of approximately (89)% at the midpoint.

●	Cash and cash equivalents to total approximately $36 million, as compared to cash and cash equivalents of $175 million at December 31, 2021, a decrease of approximately 79%.

To supplement our financial statements presented in accordance with GAAP, we report non-GAAP financial measures, including non-GAAP adjusted EBITDA. Our management uses adjusted EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Adjusted EBITDA is not a financial measure calculated in accordance with GAAP and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. We define adjusted EBITDA as earnings (loss) before interest income (expense), depreciation and amortization, stock-based compensation, and acquisition related costs. Other companies (including our competitors) may define adjusted EBITDA differently. We present adjusted EBITDA because we believe it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Our management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results nor is it intended to be predictive of potential future results. Included below are reconciliations of preliminary and estimated non-GAAP financial measures to the comparable GAAP financial measures for the fourth quarter ended December 31, 2022 and fiscal year ended December 31, 2022.

	Fourth Quarter Ended December 31,
		2022 Estimated
(In thousands)	2021 Actual	Low	High
Net Loss	$(18,974)	$(26,000)	$(23,000)
Add:
Interest expense	$(3)	$1,000	$1,000
Depreciation and amortization	$1,045	$4,000	$4,000
EBITDA	$(17,932)	$(21,000)	$(18,000)
Add:
Stock-based compensation	$8,800	$2,000	$2,000
Acquisition-related costs	$-	$1,000	$1,000
Adjusted EBITDA	$(9,132)	$(18,000)	$(15,000)

	Fiscal Year Ended December 31,
		2022 Estimated
(In thousands)	2021 Actual	Low	High
Net Loss	$(55,119)	$(89,000)	$(86,000)
Add:
Interest expense	$(9)	$2,000	$2,000
Depreciation and amortization	$2,731	$9,000	$9,000
EBITDA	$(52,397)	$(78,000)	$(75,000)
Add:
Stock-based compensation	$19,108	$10,000	$10,000
Acquisition-related costs	$316	$4,000	$4,000
Adjusted EBITDA	$(32,973)	$(64,000)	$(61,000)